Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-276430 and 333-276597

PROSPECTUS SUPPLEMENT NO. 6

(TO PROSPECTUS DATED DECEMBER 18, 2025)

C3IS INC.

This is a supplement (“Prospectus Supplement”) to the prospectus, dated December 18, 2025 (“Prospectus”), of C3is Inc. (the “Company”), which forms a part of the Company’s Registration Statement on Form F-1 (Registration Nos. 333-276430 and 333-276597), as amended or supplemented from time to time. This Prospectus Supplement is being filed to update and supplement the information included in the Prospectus with the information contained in our Report on Form 6-K, furnished to the U.S. Securities and Exchange Commission on February 25, 2026 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this Prospectus Supplement.

This Prospectus Supplement should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 25, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of February 2026

Commission File Number 001-41717

C3IS INC.

(Translation of registrant’s name into English)

331 Kifissias Avenue Kifissia 14561 Athens, Greece

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒   Form 40-F ☐

INFORMATION CONTAINED IN THIS FORM 6-K REPORT

C3is Inc. (the “Company”) has entered into an At-The-Market Issuance Sales Agreement with Aegis Capital Corp. (“Aegis”) dated February 25, 2026 (the “Sales Agreement”). Under the terms of the Sales Agreement, the Company may, from time to time, sell its common shares having an aggregate offering value of up to $98 million through Aegis, as sales agent. The Company will determine, at its sole discretion, the timing and number of shares to be sold under the ATM facility. The Company intends to use the proceeds from the offering and sale of the securities for working capital and general corporate purposes, which may include payment of part of the purchase price of the two MR product tankers for which it has contracted or other vessel acquisitions.

The offering and sale of the securities will be made pursuant to the Company’s previously filed registration statement on Form F-3 (File No. 333-285135), declared effective on March 6, 2025. The securities may be offered only by means of a prospectus, including a prospectus supplement, forming a part of such effective registration statement. Copies of the prospectus supplement and accompanying base prospectus related to the ATM offering have been filed with the SEC and may be obtained from the SEC’s website at http://www.sec.gov.

The foregoing descriptions of the material terms of the Sales Agreement are qualified in their entirety by reference to the full text of the Sales Agreement, which is filed as Exhibit 1.1 to this report on Form 6-K and incorporated herein by reference.

This report on Form 6-K and the exhibits therefore, and the information contained herein and therein, do not constitute an offer to sell or the solicitation of offers to buy any securities of the Company, and shall not constitute an offer, solicitation or sale of any security in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The legal opinion of Reeder & Simpson, P.C. relating to the validity of the securities being offered pursuant to the Sales Agreement is filed as Exhibit 5.1 to this report on Form 6-K.

*****

This report on Form 6-K, including Exhibits 1.1 and 5.1, are hereby incorporated by reference into the Company’s Registration Statement on Form S-8 (Reg. No. 333-273306) filed with the Securities and Exchange Commission on July 18, 2023 and Registration Statement on Form F-3 (Reg. No. 333- 285135) filed with the Securities and Exchange Commission on February 21, 2025.

EXHIBIT INDEX

1.1	At-The-Market Issuance Sales Agreement between C3is Inc. and Aegis Capital Corp. LLC dated February 25, 2026.

5.1	Opinion of Reeder & Simpson, P.C.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: February 25, 2026

C3IS INC.

By:	/s/ Nina Pyndiah
Name:	Nina Pyndiah
Title:	Chief Financial Officer

Exhibit 1.1

AT-THE-MARKET ISSUANCE SALES AGREEMENT

February 25, 2026

Aegis Capital Corp.

1345 Avenue of the Americas, 27th Floor

New York, NY 10105

Ladies and Gentlemen:

C3is Inc., a company incorporated under the laws of the Republic of the Marshall Islands (the “Company”), confirms its agreement (this “Agreement”) with Aegis Capital Corp. (“Sales Agent”), as follows:

1.

Issuance and Sale of Shares. The Company agrees to issue and sell through or to Sales Agent, as its exclusive sales agent, shares of Common Stock, $0.01 par value per share (the “Common Stock” and such offered shares, the “Placement Shares”), from time to time during the term of this Agreement and on the terms set forth in this Agreement; provided however, that in no event will the Company issue or sell through Sales Agent such dollar amount of Placement Shares that would exceed the lesser of $98 million or the Company’s maximum offering amount permitted under its then current shelf registration capacity using Form F-3 in the aggregate (the “Maximum Amount”).

1.1. Notwithstanding anything to the contrary contained herein, the parties hereto agree that compliance with the limitations set forth in this Section 1 on the amount of Placement Shares issued and sold under this Agreement will be the sole responsibility of the Company and that Sales Agent will have no obligation in connection with such compliance, provided that Sales Agent follows the lawful trading instructions provided by the Company pursuant to any Placement Notice in all material respects. The issuance and sale of Placement Shares through Sales Agent will be effected pursuant to the Registration Statement (as defined below) filed by the Company and declared effective by the U.S. Securities and Exchange Commission (the “SEC”), although nothing in this Agreement will be construed as requiring the Company to use the Registration Statement to issue Common Stock. Certain capitalized terms used in this Agreement have the meanings ascribed to them in Section 25.

1.2. The Company has filed with the SEC, in accordance with the provisions of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations thereunder (the “Securities Act Regulations”), a registration statement on Form F-3 (File No. 333-285135), including a base prospectus, relating to certain securities, including the Placement Shares, to be issued from time to time by the Company, and which incorporates by reference documents that the Company has filed or will file in accordance with the provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder. The Company has prepared a prospectus supplement specifically relating to the Placement Shares (the “Prospectus Supplement”) to the base prospectus included as part of the registration statement. The Company will furnish to Sales Agent, for use by it, copies of the base prospectus included as part of the registration statement, as supplemented by the Prospectus Supplement, relating to the Placement Shares. Except when the context otherwise requires, such registration statement, including all documents filed as part thereof or incorporated by reference therein, and including any information contained in a Prospectus (as defined below) subsequently filed with the SEC pursuant to Rule 424(b) under the Securities Act Regulations or deemed to be a part of the registration statement pursuant to Rule 430B of the Securities Act Regulations, is herein called the “Registration Statement.” The base prospectus, including all documents incorporated therein by reference, included in the Registration Statement, as it may be supplemented by the Prospectus Supplement, in the form in which the prospectus and/or Prospectus Supplement have most recently been filed by the Company with the SEC pursuant to Rule 424(b) under the Securities Act Regulations is herein called the “Prospectus.” Any reference herein to the Registration Statement, the Prospectus or any amendment or supplement thereto will be deemed to refer to and include the documents incorporated by reference therein, and any reference herein to the terms “amend,” “amendment,” or “supplement” respecting the Registration Statement or the Prospectus will be deemed to refer to and include the filing after the execution hereof of any document with the SEC deemed to be incorporated by reference therein (the “Incorporated Documents”).

1.3. For purposes of this Agreement, all references to the Registration Statement, the Prospectus or to any amendment or supplement thereto will be deemed to include the most recent copy filed with the SEC pursuant to its Electronic Data Gathering Analysis and Retrieval System, or if applicable, the Interactive Data Electronic Application system when used by the SEC (collectively, “EDGAR”).

2.

Placements. Each time that the Company wishes to issue and sell Placement Shares hereunder (each, a “Placement”), it will notify Sales Agent by email notice (or other method mutually agreed to in writing by the parties) of the number of Placement Shares to be issued, the period during which sales are requested to be made, any limitation on the number of Placement Shares that may be sold in any one day, and any minimum price below which sales may not be made (a “Placement Notice”), the form of which is attached hereto as Exhibit 2-1. The Placement Notice will originate from any of the individuals from the Company set forth on Exhibit 2-2 (with a copy to each of the other individuals from the Company listed on the exhibit) and will be addressed to each of the individuals from Sales Agent set forth on Exhibit 2-2, as Exhibit 2-2 may be amended from time to time. The Placement Notice will be effective unless and until: (a) Sales Agent declines to accept the terms contained therein for any reason, in its sole discretion, by notice to the Company within two (2) Business Days after the receipt of such Placement Notice; (b) the entire amount of the Placement Shares thereunder have been sold; (c) the Company suspends or terminates the Placement Notice or (d) the Agreement has been terminated under the provisions of Section 13. For purposes of this Agreement, “Business Day” will mean any day on which the Exchange and commercial banks in the City of New York are open for business. The amount of any discount, commission or other compensation to be paid by the Company to Sales Agent in connection with the sale of the Placement Shares will be calculated in accordance with the terms set forth in Exhibit 2-3. Neither the Company nor Sales Agent will have any obligation whatsoever respecting a Placement or any Placement Shares unless and until the Company delivers a Placement Notice to Sales Agent and Sales Agent does not decline such Placement Notice pursuant to the terms set forth above, and then only upon the terms specified therein and herein. In the event of a conflict between the terms of Section 2, Section 3 and Section 4 of this Agreement and the terms of a Placement Notice, the terms of the Placement Notice will control.

3.

Sale of Placement Shares by Sales Agent. Subject to the terms and conditions of this Agreement, Sales Agent, for the period specified in the Placement Notice, will use its commercially reasonable efforts consistent with its normal trading and sales practices and applicable state and federal laws, rules and regulations and the rules of the Nasdaq Capital Market (the “Exchange”), to sell the Placement Shares up to the amount specified, and otherwise in accordance with the terms of such Placement Notice. Sales Agent will provide written confirmation to the Company no later than the opening of the Trading Day (as defined below) immediately following the Trading Day on which it has sold Placement Shares hereunder, setting forth the number of Placement Shares sold on such day, the compensation payable by the Company to Sales Agent pursuant to Section 2 for such sales, and the Net Proceeds (as defined below) payable to the Company, with an itemization of the deductions made by Sales Agent (as set forth in Section 5.2) from the gross proceeds that it receives from such sales. Subject to the terms of the Placement Notice, Sales Agent may sell Placement Shares by any method permitted by law deemed to be an “at the market” offering as defined in Rule 415(a)(4) of the Securities Act Regulations, including sales made directly on the Exchange or on any other existing trading market or directly to Sales Agent as principal in negotiated transactions for the Common Stock or to or through a market maker. Subject to the terms of a Placement Notice, Sales Agent may also sell Placement Shares by any other method permitted by law, including in privately negotiated transactions, with the Company’s consent. “Trading Day” means any day on which Common Stock is purchased and sold on the Exchange.

4.

Suspension of Sales. The Company or Sales Agent may, upon notice to the other party in writing (including by email correspondence to each of the individuals of the other party set forth on Exhibit 2-2, if receipt of such correspondence is actually acknowledged by any of the individuals to whom the notice is sent, other than via auto-reply) or by telephone (confirmed immediately by verifiable email correspondence to each of the individuals of the other party set forth on Exhibit 2-2), suspend any sale of Placement Shares; provided, however, that such suspension will not affect or impair any party’s obligations respecting any Placement Shares sold hereunder prior to the receipt of such notice. While a suspension is in effect, any obligation under Section 7.12, Section 7.13 and Section 7.14 with respect to delivery of certificates, opinions and comfort letters to Sales Agent shall be waived. Each of the parties agrees that no such notice under this Section 4 will be effective against any other party unless it is made to one of the individuals named on Exhibit 2-2 hereto, as such exhibit may be amended from time to time.

5.	Sale and Delivery to Sales Agent; Settlement.

5.1. Sale of Placement Shares. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, upon Sales Agent’s acceptance of the terms of a Placement Notice, and unless the sale of the Placement Shares described therein has been declined, suspended or otherwise terminated in accordance with the terms of this Agreement, Sales Agent, for the period specified in the Placement Notice, will use its commercially reasonable efforts consistent with its normal trading and sales practices and applicable state and federal laws, rules and regulations and the rules of the Exchange to sell such Placement Shares up to the amount specified, and otherwise in accordance with the terms of such Placement Notice. The Company acknowledges and agrees that: (i) there can be no assurance that Sales Agent will be successful in selling Placement Shares; (ii) Sales Agent will incur no liability or obligation to the Company or any other Person (as defined herein) if it does not sell Placement Shares for any reason other than a failure by Sales Agent to use its commercially reasonable efforts consistent with its normal trading and sales practices and applicable law and regulations to sell such Placement Shares as required under this Agreement and (iii) Sales Agent will be under no obligation to purchase Placement Shares on a principal basis pursuant to this Agreement, except as otherwise agreed by Sales Agent and the Company.

5.2. Settlement of Placement Shares. Unless otherwise specified in the applicable Placement Notice, settlement for sales of Placement Shares will occur on the first (1st) Trading Day (or such earlier day as is industry practice for regular-way trading) following the date on which such sales are made (each, a “Settlement Date”). Sales Agent shall notify the Company of each sale of Placement Shares no later than the opening of the Trading Day immediately following the Trading Day on which Sales Agent sold Placement Shares. The amount of proceeds to be delivered to the Company on a Settlement Date against receipt of the Placement Shares sold (the “Net Proceeds”) will be equal to the aggregate sales price received by Sales Agent, after deduction for: (i) Sales Agent’s commission, discount or other compensation for such sales payable by the Company pursuant to Section 2 hereof and (ii) any transaction fees imposed by any governmental or self-regulatory organization for such sales.

5.3. Delivery of Placement Shares. On or before each Settlement Date, the Company will, or will cause its transfer agent to, electronically transfer the Placement Shares being sold by crediting Sales Agent’s or its designee’s account (provided Sales Agent will have given the Company written notice of such designee prior to 12:00 p.m. New York time on the Settlement Date) at The Depository Trust Company through its Deposit and Withdrawal at Custodian System or by such other means of delivery as may be mutually agreed upon by the parties hereto, which in all cases will be freely tradable, transferable, registered Shares in good deliverable form. On each Settlement Date, Sales Agent will deliver the related Net Proceeds in same-day funds to an account designated by the Company on or prior to the Settlement Date. The Company agrees that if the Company, or its transfer agent (if applicable), defaults in its obligation to deliver Placement Shares on a Settlement Date through no fault of Sales Agent, that in addition to and in no way limiting the rights and obligations set forth in Section 11.1 hereto, it will: (i) hold Sales Agent harmless against any loss, claim, damage or expense (including reasonable and documented legal fees and expenses), as incurred, arising out of or in connection with such default by the Company or its transfer agent (if applicable) and (ii) pay to Sales Agent (without duplication) any commission, discount or other compensation to which it would otherwise have been entitled absent such default.

5.4. Limitations on Offering Size. Under no circumstances will the Company cause or request the offer or sale of any Placement Shares if, after giving effect to the sale of such Placement Shares, the aggregate gross sales proceeds of Placement Shares sold pursuant to this Agreement would exceed the lesser of: (i) together with all sales of Placement Shares under this Agreement, the Maximum Amount or (ii) the amount authorized from time to time to be issued and sold under this Agreement by the Company’s board of directors, a duly authorized committee thereof or a duly authorized executive committee, and notified to Sales Agent in writing. Under no circumstances will the Company cause or request the offer or sale of any Placement Shares pursuant to this Agreement at a price lower than the minimum price authorized from time to time by the Company’s board of directors, a duly authorized committee thereof or a duly authorized executive committee, and notified to Sales Agent in writing. The Company’s request to sell Placement Shares shall be deemed to be the Company’s representation that the terms of such authorization have been approved by the Company’s board of directors and will not result in the sales to exceed the Maximum Amount.

6.

Representations and Warranties of the Company. The Company represents and warrants to and agrees with, Sales Agent that as of the date of this Agreement and as of each Applicable Time (as defined below), unless such representation, warranty or agreement specifies a different date or time:

6.1. Registration Statement and Prospectus. The Company and, assuming no act or omission on the part of Sales Agent that would make such statement untrue, the transactions contemplated by this Agreement meet the requirements for and comply with the conditions for the use of Form F-3 under the Securities Act. The Registration Statement has been filed with the SEC and has been declared effective under the Securities Act. The Prospectus Supplement will name Sales Agent as the agent in the section entitled “Plan of Distribution.” The Company has not received, and has no notice of, any order of the SEC preventing or suspending the use of the Registration Statement or threatening or instituting proceedings for that purpose. The Registration Statement and the offer and sale of Placement Shares as contemplated hereby meet the requirements of Rule 415 under the Securities Act and comply in all material respects with said Rule. Any statutes, regulations, contracts or other documents that are required to be described in the Registration Statement or the Prospectus or to be filed as exhibits to the Registration Statement have been so described or filed. Copies of the Registration Statement, the Prospectus and any such amendments or supplements and all documents incorporated by reference therein that were filed with the SEC on or prior to the date of this Agreement have been delivered, or are available through EDGAR, to Sales Agent and its counsel. The Company has not distributed and, prior to the later to occur of each Settlement Date and completion of the distribution of the Placement Shares, will not distribute any offering material in connection with the offering or sale of the Placement Shares other than the Registration Statement and the Prospectus and any Issuer Free Writing Prospectus (as defined below) to which Sales Agent has consented in writing in advance, which consent shall not be unreasonably withheld or delayed. The Common Stock is currently listed on the Exchange under the trading symbol “CISS.” Except as disclosed in the Registration Statement, including the Incorporated Documents, the Company has not received notice from the Exchange to the effect that the Company is not in compliance with the Exchange’s listing or maintenance requirements. Except as disclosed in the Registration Statement, including the Incorporated Documents or the Prospectus, the Company has no reason to believe that it will not in the foreseeable future continue to be in compliance with all such listing and maintenance requirements.

6.2. No Misstatement or Omission. The Registration Statement, when it became effective, and the Prospectus, and any amendment or supplement thereto, on the date of such Prospectus or amendment or supplement, conformed and will conform in all material respects with the requirements of the Securities Act. At each Settlement Date, the Registration Statement and the Prospectus, as of such date, will conform in all material respects with the requirements of the Securities Act. The Registration Statement, when it became or becomes effective, did not and will not, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The Prospectus and any amendment and supplement thereto, on the date thereof and at each Applicable Time (defined below), did not or will not include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The documents incorporated by reference in the Prospectus or any Prospectus Supplement did not, and any further documents filed and incorporated by reference therein will not, when filed with the SEC, contain an untrue statement of a material fact or omit to state a material fact required to be stated in such document or necessary to make the statements in such document, in light of the circumstances under which they were made, not misleading. The foregoing will not apply to statements in, or omissions from, any such document made in reliance upon, and in conformity with, written information furnished to the Company by Sales Agent specifically for use in the preparation thereof, which information is limited to the information set forth in the section of the Prospectus Supplement entitled “Plan of Distribution.” No stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto has been issued, and no proceeding for that purpose or pursuant to Section 8A of the Securities Act has been initiated or threatened by the SEC.

6.3. Conformity with Securities Act and Exchange Act. The Registration Statement, the Prospectus, any Issuer Free Writing Prospectus or any amendment or supplement thereto, and the documents incorporated by reference in the Registration Statement, the Prospectus or any amendment or supplement thereto, when such documents were or are filed with the SEC under the Securities Act or the Exchange Act or became or become effective under the Securities Act, as the case may be, conformed or will conform in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable.

6.4. Financial Information. The consolidated financial statements of the Company included or incorporated by reference in the Registration Statement, the Prospectus and the Issuer Free Writing Prospectuses, if any, together with the related notes and schedules, complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect as of the time of filing. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except:

(i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the consolidated financial position of the Company and the Subsidiaries as of the dates indicated and the consolidated results of operations and cash flows of the Company for the periods specified (subject, in the case of unaudited statements, to normal year-end audit adjustments that will not be material, either individually or in the aggregate); the other financial and statistical data respecting the Company and the Subsidiaries contained or incorporated by reference in the Registration Statement, the Prospectus and the Issuer Free Writing Prospectuses, if any, are accurately and fairly presented and prepared on a basis consistent with the financial statements and books and records of the Company; there are no financial statements (historical or pro forma) that are required to be included or incorporated by reference in the Registration Statement or the Prospectus that are not included or incorporated by reference as required; the Company and the Subsidiaries (as defined below) do not have any material liabilities or obligations, direct or contingent (including any off-balance sheet obligations), not described in the Registration Statement (including the exhibits thereto) and the Prospectus that are required to be described in the Registration Statement or the Prospectus (including exhibits thereto and Incorporated Documents); and all disclosures contained or incorporated by reference in the Registration Statement, the Prospectus and the Issuer Free Writing Prospectuses, if any, regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the SEC) comply in all material respects with Regulation G of the Exchange Act and Item 10 of Regulation S-K under the Securities Act, to the extent applicable.

6.5. Conformity with EDGAR Filing. The Prospectus delivered to Sales Agent for use in connection with the sale of the Placement Shares pursuant to this Agreement will be identical to the versions of the Prospectus created to be transmitted to the SEC for filing via EDGAR, except to the extent permitted by Regulation S-T.

6.6. Organization. The Company and each of its Subsidiaries are, and will be, duly organized, validly existing as a corporation, limited partnership, limited liability company or other legal entity, and in good standing under the laws of their respective jurisdictions of organization. The Company and each of its Subsidiaries are, and will be, duly qualified as a foreign corporation for transaction of business and in good standing under the laws of each other jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such qualification, and have all corporate power and authority necessary to own or hold their respective properties and to conduct their respective businesses as described in the Registration Statement and the Prospectus, except where the failure to be so qualified or in good standing or have such power or authority would not, individually or in the aggregate, have a material adverse effect or would reasonably be expected to have a material adverse effect on the assets, business, operations, earnings, properties, condition (financial or otherwise), prospects, stockholders’ equity or results of operations of the Company and the Subsidiaries (as defined below) taken as a whole, or prevent or materially interfere with consummation of the transactions contemplated hereby (a “Material Adverse Effect”).

6.7. Subsidiaries. The subsidiaries set forth on Exhibit 6.7 (collectively, the “Subsidiaries”), are the Company’s only subsidiaries. Except as set forth in the Prospectus, the Company owns, directly or indirectly, all of the equity interests of the Subsidiaries free and clear of any material lien, charge, security interest, encumbrance, right of first refusal or other restriction, and all the equity interests of the Subsidiaries are validly issued and are fully paid, nonassessable, and free of preemptive and similar rights.

6.8. No Violation or Default. Neither the Company nor any of its Subsidiaries is: (i) in violation of its charter or bylaws or similar organizational documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other similar agreement or instrument to which the Company or any of its Subsidiaries is a party, by which the Company or any of its Subsidiaries is bound, or to which any of the property or assets of the Company or any of its Subsidiaries are subject or (iii) in violation of any law or statute or any judgment, order, rule or regulation of any court, arbitrator or governmental or regulatory authority, except, in the case of each of clauses (ii) and (iii) above, for any such violation or default that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Company’s knowledge, no other party under any material contract or other agreement to which it or any of its Subsidiaries is a party is in default in any respect thereunder where such default would reasonably be expected to have a Material Adverse Effect.

6.9. No Material Adverse Change. Subsequent to the respective dates as of which information is given in the Registration Statement, the Prospectus and the Free Writing Prospectuses, if any (including any document deemed incorporated by reference therein), there has not been: (i) any Material Adverse Effect, or the occurrence of any development that is reasonably likely to result in a prospective Material Adverse Effect, in or affecting the business, properties, management, financial, condition (financial or otherwise), results of operations or prospects of the Company and the Subsidiaries taken as a whole; (ii) any transaction that is material to the Company and the Subsidiaries taken as a whole; (iii) any obligation or liability, direct or contingent (including any off-balance sheet obligations), incurred by the Company or any Subsidiary, that is material to the Company and the Subsidiaries taken as a whole; (iv) any material change in the capital stock (other than as a result of the sale of Placement Shares) or outstanding long-term indebtedness of the Company or any of its Subsidiaries or (v) any dividend or distribution of any kind declared, paid or made on the capital stock of the Company or any Subsidiary, other than in each case above, in the ordinary course of business or as otherwise disclosed in the Registration Statement or Prospectus (including any document deemed incorporated by reference therein).

6.10. Capitalization. The issued and outstanding securities of the Company have been validly issued, are fully paid and nonassessable. The Company has an authorized, issued and outstanding capitalization as set forth in the Registration Statement and the Prospectus as of the dates referred to therein (other than (i) the grant of additional equity awards under the Company’s then existing incentive plans, (ii) changes in the number of outstanding shares of Common Stock of the Company due to the issuance of Shares upon the exercise or conversion of securities exercisable for, or convertible into, Common Stock outstanding on the date hereof or (iii) as a result of the issuance of Placement Shares pursuant to this Agreement), and such authorized capital stock conforms to the description thereof set forth in the Registration Statement and the Prospectus. The description of the Common Stock in the Registration Statement and the Prospectus is complete and accurate in all material respects. Except as disclosed in or contemplated by the Registration Statement or the Prospectus, as of the date referred to therein, the Company did not have reserved or available for issuance any shares of Common Stock in respect of options, any rights or warrants to subscribe for, any securities or obligations convertible into or exchangeable for, or any contracts or commitments to issue or sell, any securities of the Company.

6.11. Authorization; Enforceability. The Company has full legal right, power and authority to enter into this Agreement and perform the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Company and is a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except to the extent that: (i) enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles and (ii) the indemnification and contribution provisions of Section 11 hereof may be limited by federal or state securities laws and public policy considerations in respect thereof.

6.12. Authorization of Placement Shares. The Placement Shares, when issued and delivered pursuant to the terms approved by the board of directors of the Company or a duly authorized committee thereof, or a duly authorized executive committee, against payment therefor as provided herein, will be duly authorized, validly issued and fully paid and nonassessable, free and clear of any pledge, lien, encumbrance, security interest or other claim, including any statutory or contractual preemptive rights, resale rights, rights of first refusal or other similar rights, and will be registered pursuant to Section 12 of the Exchange Act. The Placement Shares, when issued, will conform in all material respects to the description thereof set forth in or incorporated into the Prospectus.

6.13. No Consents Required. No consent, approval, authorization, order, registration or qualification of or with any court or arbitrator or any governmental or regulatory authority is required for the execution, delivery and performance by the Company of this Agreement and the issuance and sale by the Company of the Placement Shares as contemplated hereby, except for such consents, approvals, authorizations, orders and registrations or qualifications as may be required under applicable state securities laws or by the bylaws and rules of the Financial Industry Regulatory Authority (“FINRA”) or the Exchange in connection with the sale of the Placement Shares by Sales Agent.

6.14. No Preferential Rights. Except as set forth in the Registration Statement or the Prospectus: (i) no person, as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Securities Act (each, a “Person”), has the right, contractual or otherwise, to cause the Company to issue or sell to such Person any Common Stock or other securities of the Company (other than upon the exercise of options or warrants to purchase Common Stock or upon the exercise of options that may be granted from time to time under the Company’s stock option plans); (ii) no Person has any preemptive rights, rights of first refusal or any other rights (whether pursuant to a “poison pill” provision or otherwise) to purchase any Common Stock or other securities of the Company from the Company; (iii) except for Sales Agent, no Person has the right to act as an underwriter or as a financial advisor to the Company in connection with the offer and sale of the Placement Shares and (iv) no Person has the right, contractual or otherwise, to require the Company to register under the Securities Act any Common Stock or other securities of the Company, or to include any such Shares or other securities in the Registration Statement or the offering contemplated thereby, whether as a result of the filing or effectiveness of the Registration Statement or the sale of the Placement Shares as contemplated thereby or otherwise.

6.15. Independent Public Accountant. Deloitte Certified Public Accountants S.A. (the “Accountant”), whose report on the consolidated financial statements of the Company is filed with the SEC as part of the Company’s most recent Annual Report on Form 20-F and incorporated by reference into the Registration Statement, is and, during the periods covered by its report, was an independent registered public accounting firm within the meaning of the Securities Act and the Public Company Accounting Oversight Board (United States). To the Company’s knowledge, after due inquiry, the Accountant is not in violation of the auditor independence requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) respecting the Company.

6.16. Enforceability of Agreements. To the Company’s knowledge, all agreements between the Company and third parties expressly referenced in the Prospectus, other than such agreements that have expired by their terms or whose termination is disclosed in documents filed by the Company on EDGAR, are legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except to the extent that: (i) enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles and (ii) the indemnification provisions of certain agreements may be limited by federal or state securities laws or public policy considerations in respect thereof, except for any unenforceability that, individually or in the aggregate, would not unreasonably be expected to have a Material Adverse Effect.

6.17. Regulatory Filings. Except as disclosed in the Registration Statement and the Prospectus, neither the Company nor any of its Subsidiaries has failed to file with the applicable governmental authorities any required filing, declaration, listing, registration, report or submission, except for such failures that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; except as disclosed in the Registration Statement and the Prospectus, all such filings, declarations, listings, registrations, reports or submissions were in compliance with applicable laws when filed and no deficiencies have been asserted by any applicable regulatory authority with respect to any such filings, declarations, listings, registrations, reports or submissions, except for any deficiencies that, individually or in the aggregate, would not have a Material Adverse Effect.

6.18. No Litigation. Except as set forth in the Registration Statement or the Prospectus: (i) there are no legal, governmental or regulatory actions, suits or proceedings pending or, to the Company’s knowledge, any legal, governmental or regulatory investigations to which the Company, or a Subsidiary, or any of their respective directors, officers or controlling Persons is a party or to which any property of the Company or any of its Subsidiaries is the subject that, individually or in the aggregate, if determined adversely to the Company or any of its Subsidiaries, would reasonably be expected to have a Material Adverse Effect or materially and adversely affect the ability of the Company to perform its obligations under this Agreement; (ii) to the Company’s knowledge, no actions, suits or proceedings are threatened or contemplated by any governmental or regulatory authority or threatened by others against the Company, a Subsidiary or any of their respective directors, officers or controlling Persons that, individually or in the aggregate, if determined adversely to the Company or any of its Subsidiaries, would reasonably be expected to have a Material Adverse Effect; (iii) there are no current or pending legal, governmental or regulatory, actions, suits, proceedings or, to the Company’s knowledge, investigations that are required under the Securities Act to be described in the Prospectus that are not described in the Prospectus and (iv) there are no contracts or other documents that are required under the Securities Act to be filed as exhibits to the Registration Statement that are not so filed.

6.19. Licenses and Permits. Except as set forth in the Registration Statement or the Prospectus, the Company and each of its Subsidiaries possess or have obtained all licenses, certificates, consents, orders, approvals, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate federal, state, local or foreign governmental or regulatory authorities that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses as described in the Registration Statement and the Prospectus (the “Permits”), except where the failure to possess, obtain or make the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as disclosed in the Registration Statement or the Prospectus, neither the Company nor its Subsidiaries have received written notice of any proceeding relating to revocation or modification of any such Permit or have any reason to believe that such Permit will not be renewed in the ordinary course, except when the failure to obtain any such renewal would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.20. Form F-3 Eligibility. (i) At the time of filing the Registration Statement and (ii) if applicable, at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Securities Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act or form of prospectus), the Company met the requirements for use of Form F-3 under the Securities Act, up to the Maximum Amount. The Company is not a shell company (as defined in Rule 405 under the Securities Act) and has never been a shell company.

6.21. No Material Defaults. Except as set forth in the Registration Statement and Prospectus, neither the Company nor any of the Subsidiaries has defaulted on any installment on indebtedness for borrowed money or on any rental on one or more long-term leases, which defaults, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Except as set forth in the Registration Statement and Prospectus, the Company has not filed a report pursuant to Section 13(a) or 15(d) of the

Exchange Act since the filing of its last Annual Report on Form 20-F, indicating that it: (i) has failed to pay any dividend or sinking fund installment on preferred stock or (ii) has defaulted on any installment on indebtedness for borrowed money or on any rental on one or more long-term leases, which defaults, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

6.22. Certain Market Activities. Neither the Company nor any of the Subsidiaries, nor any of their respective directors, officers or controlling Persons has taken, directly or indirectly, any action designed, or that has constituted or might reasonably be expected to cause or result in, under the Exchange Act or otherwise, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Placement Shares.

6.23. Broker-Dealer Relationships. Neither the Company nor any of the Subsidiaries or any related entities: (i) are required to register as a “broker” or “dealer” in accordance with the provisions of the Exchange Act or (ii) directly or indirectly through one or more intermediaries, control or are a “person associated with a member” or “associated person of a member” (within the meaning set forth in the FINRA rules). To the Company’s knowledge, there are no affiliations or associations between any member of FINRA and any of the Company’s officers, directors or 10% or greater security holders, except as set forth in the Registration Statement. All of the information (including, but not limited to, information regarding affiliations, security ownership and trading activity) provided to Sales Agent or its counsel by the Company, its officers and directors and the holders of any securities (debt or equity) or warrants, options or rights to acquire any securities of the Company in connection with the filing to be made and other supplemental information to be provided to FINRA pursuant to Rule 5110 of FINRA in connection with the transactions contemplated by this Agreement is true, complete and correct, and copies of any Company filings required to be filed with FINRA have been filed with the Commission or delivered to the Sales Agent for filing with FINRA.

6.24. No Reliance. The Company has not relied upon Sales Agent or legal counsel for Sales Agent for any legal, tax or accounting advice in connection with the offering and sale of the Placement Shares.

6.25. Taxes. The Company and each of its Subsidiaries have filed all federal, state, local and foreign tax returns that have been required to be filed and paid all taxes shown thereon through the date hereof, to the extent that such taxes have become due and are not being contested in good faith, except when the failure to do so would not reasonably be expected to have a Material Adverse Effect. Except as otherwise disclosed in or contemplated by the Registration Statement or the Prospectus, no tax deficiency has been determined adversely to the Company or any of its Subsidiaries that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has no knowledge of any federal, state or other governmental tax deficiency, penalty or assessment that has been or might be asserted or threatened against it that could have a Material Adverse Effect.

6.26. Title to Real and Personal Property. The Company and each of its Subsidiaries have good and defensible title to all of their real and personal property owned by them that are material to the business of the Company or such Subsidiary, or to the Company’s financial condition, in each case, free and clear of all liens, encumbrances and defects, except as described in the Registration Statement and Prospectus or that do not materially affect the value of the properties of the Company and its Subsidiaries, considered as one enterprise, and do not interfere in any material respect with the use made and proposed to be made of such properties by the Company and its Subsidiaries, considered as one enterprise; and all of the leases, subleases and other rights under which the Company or any of its Subsidiaries holds or uses properties described in the Registration Statement and Prospectus are in full force and effect, with such exceptions as would not reasonably be expected to have a Material Adverse Effect, and neither the Company nor any of its Subsidiaries has any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Company or its Subsidiaries under any of the leases, subleases and other rights mentioned above, or affecting or questioning the rights of the Company or any Subsidiary thereof to the continued possession or use of the leased or subleased premises or the premises granted by leases, subleases and other rights. The Company and each of its Subsidiaries have the consents, easements, rights-of-way or licenses from any Person as are necessary to enable them to conduct their business in the manner described in the Registration Statement and the Prospectus, subject to such qualifications as may be set forth in the Registration Statement and the Prospectus, and except for the consents, easements, rights-of-way or licenses the lack of which would not have, individually or in the aggregate, a Material Adverse Effect.

6.27. Intellectual Property. Except as set forth in the Registration Statement or the Prospectus, to the Company’s knowledge, the Company and its Subsidiaries own or possess adequate enforceable rights to use all patents, patent applications, trademarks (both registered and unregistered), service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) (collectively, the “Intellectual Property”), necessary for the conduct of their respective businesses as conducted as of the date hereof, except to the extent that the failure to own or possess adequate rights to use such Intellectual Property would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; except as disclosed in writing to Sales Agent, the Company and any of its Subsidiaries have not received any written notice of any claim of infringement or conflict that asserted Intellectual Property rights of others, which infringement or conflict, if the subject of an unfavorable decision, would result in a Material Adverse Effect; there are no pending, or to the Company’s knowledge, threatened judicial proceedings or interference proceedings against the Company or its Subsidiaries challenging the Company’s or its Subsidiaries’ rights in or to or the validity of the scope of any of the Company’s or its Subsidiaries’ material patents, patent applications or proprietary information; to the Company’s knowledge, no other entity or individual has any right or claim in any of the Company’s or its Subsidiaries’ owned, material patents, patent applications or any patent to be issued therefrom by virtue of any contract, license or other agreement entered into between such entity or individual and the Company or a Subsidiary or by any non-contractual obligation of the Company or a Subsidiary, other than by written licenses granted by the Company or a Subsidiary; the Company and its Subsidiaries have not received any written notice of any claim challenging the rights of the Company or a Subsidiary in or to any Intellectual Property owned, licensed or optioned by the Company or such Subsidiary that, if the subject of an unfavorable decision, would result in a Material Adverse Effect.

6.28. Environmental Laws. Except as set forth in the Registration Statement or the Prospectus, the Company and its Subsidiaries: (i) are in compliance with any and all applicable federal, state, local and foreign laws, rules, regulations, decisions and orders relating to the protection of human health and safety, the environment, hazardous or toxic substances or wastes, pollutants or contaminants (collectively, “Environmental Laws”); (ii) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses as described in the Registration Statement and the Prospectus; (iii) have not received notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except, in the case of any of clauses (i), (ii) or (iii) above, for any such failure to comply or failure to receive required permits, licenses, other approvals or liability as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (iv) there are no costs or liabilities arising under Environmental Laws respecting the operation of the Company’s and each of its Subsidiaries’ properties (including any capital or operating expenditures required for clean-up or closure of the properties, compliance with Environmental Laws, any permit, license or approval or any related legal constraints or operating activities and any potential liabilities of third parties assumed under contract by the Company or any of its Subsidiaries) that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.29. Disclosure Controls. The Company and each of its Subsidiaries maintain systems of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken respecting any differences. The Company is not aware of any material weaknesses in its internal control over financial reporting (other than as set forth in the Prospectus). Since the date of the latest audited financial statements of the Company included in the Prospectus, there has been no change in the Company’s internal control over financial reporting that has materially affected or is reasonably likely to materially affect, the Company’s internal control over financial reporting (other than as set forth in the Prospectus). The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15 and 15d-15) for the Company and designed such disclosure controls and procedures to provide reasonable assurance that material information relating to the Company and each of its Subsidiaries is made known to the certifying officers by others within those entities, particularly during the period in which the Company’s Annual Report on Form 20-F or interim report of financial statements on Form 6-K, as the case may be, is being prepared. The Company’s certifying officers have evaluated the effectiveness of the Company’s controls and procedures as of a date within 120 days prior to the filing date of the Form 20-F for the fiscal year most recently ended (such date, the “Evaluation Date”). The Company presented in its Form 20-F for the fiscal year most recently ended the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in the Company’s internal controls (as such term is defined in Item 307(b) of Regulation S-K under the Securities Act). Except as disclosed in the Company’s public filings with the SEC, to the knowledge of the Company, the Company’s “internal controls over financial reporting” and “disclosure controls and procedures” are effective.

6.30. Sarbanes-Oxley. Except as otherwise disclosed publicly in the Company’s filings with the Securities and Exchange Commission, there is and has been no failure on the part of the Company or, to the knowledge of the Company, any of the Company’s directors or officers, in their capacities as such, to comply in all material respects with any applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder. Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company as applicable) has made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act respecting all reports, schedules, forms, statements and other documents required to be filed by it or furnished by it to the SEC. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” will have the meanings given to such terms in the Sarbanes-Oxley Act.

6.31. Finder’s Fees. Neither the Company nor any of the Subsidiaries has incurred any liability for any finder’s fees, brokerage commissions or similar payments in connection with the transactions herein contemplated, except as may otherwise exist respecting Sales Agent pursuant to this Agreement.

6.32. Labor Disputes. No labor disturbance by or dispute with employees of the Company or any of its Subsidiaries exists or, to the knowledge of the Company, is threatened that would reasonably be expected to result in a Material Adverse Effect.

6.33. Investment Company Act. Neither the Company nor any of the Subsidiaries is or, after giving effect to the offering and sale of the Placement Shares, will be an “investment company” or an entity “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”), and the Company and its Subsidiaries will conduct their business in a manner so that they will not become subject to the Investment Company Act.

6.34. Operations. To the knowledge of the Company, the operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions to which the Company or its Subsidiaries are subject, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency having jurisdiction over the Company

(collectively, the “Money Laundering Laws”), except as would not reasonably be expected to result in a Material Adverse Effect; and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries respecting the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

6.35. Off-Balance Sheet Arrangements. There are no transactions, arrangements and other relationships between and/or among the Company and/or, to the knowledge of the Company, any of its affiliates and any unconsolidated entity, including any structural finance, special purpose or limited purpose entity (each, an “Off Balance Sheet Transaction”) that could reasonably be expected to affect materially the Company’s liquidity or the availability of or requirements for its capital resources, including those Off Balance Sheet Transactions described in the SEC’s Statement about Management’s Discussion and Analysis of Financial Conditions and Results of Operations (Release Nos. 33-8056; 34-45321; FR-61), required to be described in the Prospectus that have not been described as required.

6.36. Underwriter Agreements. The Company is not a party to any agreement with an agent or underwriter for any other “at-the-market” or continuous equity transaction.

6.37. [RESERVED]

6.38. Margin Rules. Neither the issuance, sale and delivery of the Placement Shares nor the application of the proceeds thereof by the Company as described in the Registration Statement and the Prospectus will violate Regulation T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of such Board of Governors.

6.39. Insurance. The Company and each of its Subsidiaries carry, or are covered by, insurance in such amounts and covering such risks as the Company and each of its Subsidiaries reasonably believe are adequate for the conduct of their properties and as is customary for companies of similar size engaged in similar businesses in similar industries.

6.40. No Improper Practices. (i) Neither the Company nor, to the Company’s knowledge, the Subsidiaries or any of their respective officers or directors has, in the past five (5) years, made any unlawful contributions to any candidate for any political office (or failed fully to disclose any contribution in violation of law) or made any contribution or other payment to any official of, or candidate for, any federal, state, municipal or foreign office or other Person charged with similar public or quasi-public duty in violation of any law or of the character required to be disclosed in the Prospectus; (ii) no relationship, direct or indirect, exists between or among the Company or, to the Company’s knowledge, any Subsidiary or any affiliate of any of them, on the one hand, and the directors, officers and stockholders of the Company or, to the Company’s knowledge, any Subsidiary, on the other hand, that is required by the Securities Act to be described in the Registration Statement and the Prospectus that is not so described; (iii) no relationship, direct or indirect, exists between or among the Company or any Subsidiary or any affiliate of them, on the one hand, and the directors, officers or stockholders of the Company or, to the Company’s knowledge, any Subsidiary, on the other hand, that is required by the rules of FINRA to be described in the Registration Statement and the Prospectus that is not so described; (iv) except as described in the Prospectus, there are no material outstanding loans or advances or material guarantees of indebtedness by the Company or, to the Company’s knowledge, any Subsidiary to or for the benefit of any of their respective officers or directors or any of the members of the families of any of them and (v) the Company has not offered, or caused any placement agent to offer, Common Stock to any Person with the intent to influence unlawfully: (1) a customer or supplier of the Company or any Subsidiary to alter the customer’s or supplier’s level or type of business with the Company or any Subsidiary or (2) a trade journalist or publication to write or publish favorable information about the Company or any Subsidiary or any of their respective products or services and (vi) neither the Company nor any Subsidiary nor, to the Company’s knowledge, any officer, director, employee or agent of the Company or any Subsidiary has made any payment of funds of the Company or any Subsidiary or received or retained any funds in violation of any law, rule or regulation (including the Foreign Corrupt Practices Act of 1977), which payment, receipt or retention of funds is of a character required to be disclosed in the Registration Statement or the Prospectus.

6.41. Status under the Securities Act. The Company was not and is not an ineligible issuer as defined in Rule 405 under the Securities Act at the times specified in Rules 164 and 433 under the Securities Act in connection with the offering of the Placement Shares.

6.42. No Misstatement or Omission in an Issuer Free Writing Prospectus. Each Issuer Free Writing Prospectus, as of its issue date and as of each Applicable Time (as defined in Section 25 below), did not, does not and will not include any information that conflicted, conflicts or will conflict with the information contained in the Registration Statement or the Prospectus, including any incorporated document deemed to be a part thereof that has not been superseded or modified. The foregoing sentence does not apply to statements in or omissions from any Issuer Free Writing Prospectus based upon and in conformity with written information furnished to the Company by Sales Agent specifically for use therein.

6.43. No Conflicts. None of the execution of this Agreement; the issuance, offering or sale of the Placement Shares; the consummation of any of the transactions contemplated herein or the compliance by the Company with the terms and provisions hereof will conflict with or result in a breach of any of the terms and provisions of; constitute or will constitute a default under or has resulted in or will result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to the terms of any contract or other agreement to which the Company may be bound or to which any of the property or assets of the Company is subject, except: (i) such conflicts, breaches or defaults as may have been waived and (ii) such conflicts, breaches and defaults that would not reasonably be expected to have a Material Adverse Effect; nor will such action result in any violation of the provisions of the organizational or governing documents of the Company or in any material violation of the provisions of any statute or any order, rule or regulation applicable to the Company or of any court or of any federal, state or other regulatory authority or other government body having jurisdiction over the Company, except where such violation would not reasonably be expected to have a Material Adverse Effect.

6.44. Regulatory Compliance.

6.44.1. Neither the Company nor any of its Subsidiaries (each, an “Entity”) nor any director, officer, employee, agent, affiliate or representative of the Entity, is a government, individual or entity that is owned or controlled by any director, officer, employee, agent, affiliate or representative of the Entity that is:

6.44.1.1 the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, His Majesty’s Treasury or other relevant sanctions authority (collectively, “Sanctions”); or

6.44.1.2 located, organized or resident in a country or territory that is the subject of Sanctions (including, as of the date hereof, Burma/Myanmar, Cuba, Iran, North Korea, Sudan, Syria and the Crimea, Donetsk and Luhansk regions of Ukraine).

6.44.2. The Company, on behalf of each Entity, represents and covenants that it will not, directly or indirectly, use, lend, contribute or otherwise make available the proceeds of the offering governed by this Agreement to any subsidiary, joint venture partner or other director, officer, employee, agent, affiliate or representative of the Entity:

6.44.2.1 to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or

6.44.2.2 in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise).

6.44.3. Except as detailed in the Prospectus, for the past five (5) years, the Entity has not knowingly engaged in, is not now knowingly engaged in and will not engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

6.45. Stock Transfer Taxes. On each Settlement Date, all stock transfer or other taxes (other than income taxes) that are required to be paid in connection with the sale and transfer of the Placement Shares to be sold hereunder will be, or will have been, fully paid or provided for by the Company and all laws imposing such taxes will be or will have been fully complied with in all material respects.

Any certificate signed by an officer of the Company and delivered to Sales Agent or to counsel for Sales Agent pursuant to or in connection with this Agreement will be deemed to be a representation and warranty by the Company, as applicable, to Sales Agent as to the matters set forth therein. The Company acknowledges that Sales Agent and, for purposes of the opinions to be delivered pursuant to Section 7 hereof, counsel to the Company and counsel to Sales Agent, will rely upon the accuracy and truthfulness of the foregoing representations and hereby consents to such reliance.

7.	Covenants of the Company. The Company covenants and agrees with Sales Agent that:

7.1. Registration Statement Amendments. After the date of this Agreement and during any period in which a Prospectus relating to any Placement Shares is required to be delivered by Sales Agent under the Securities Act (including in circumstances when such requirement may be satisfied pursuant to Rule 172 under the Securities Act): (i) the Company will notify Sales Agent promptly of the time when any subsequent amendment to the Registration Statement, other than documents incorporated by reference, has been filed with the SEC and/or has become effective or any subsequent supplement to the Prospectus has been filed and of any request by the SEC for any amendment or supplement to the Registration Statement or Prospectus or for additional information; (ii) the Company will prepare and file with the SEC, promptly upon Sales Agent’s reasonable request, any amendments or supplements to the Registration Statement or Prospectus that, in Sales Agent’s reasonable opinion, may be necessary or advisable in connection with the distribution of the Placement Shares by Sales Agent (provided, however, that (A) the failure of Sales Agent to make such request will not relieve the Company of any obligation or liability hereunder or affect Sales Agent’s right to rely on the representations and warranties made by the Company in this Agreement and (B) that the only remedy Sales Agent will have respecting the failure to make such filing will be to cease making sales under this Agreement until such amendment or supplement is filed); (iii) the Company will not file any amendment or supplement to the Registration Statement or Prospectus relating to the Placement Shares unless a copy thereof has been submitted to Sales Agent within a reasonable period of time before the filing and Sales Agent has not reasonably objected thereto within two (2) Business Days (provided, however, that the failure of Sales Agent to make such objection will not relieve the Company of any obligation or liability hereunder or affect Sales Agent’s right to rely on the representations and warranties made by the Company in this Agreement) and the Company will furnish to Sales Agent at the time of filing thereof a copy of any document that upon filing is deemed to be incorporated by reference into the Registration Statement or Prospectus, except for those documents available via EDGAR and (iv) the Company will cause each amendment or supplement to the Prospectus to be filed with the SEC as required pursuant to the applicable paragraph of Rule 424(b) of the Securities Act or, in the case of any document to be incorporated therein by reference, to be filed with the SEC as required pursuant to the Exchange Act, within the period prescribed (the determination to file or not file any amendment or supplement with the SEC under this Section 7.1, based on the Company’s reasonable opinion or reasonable objections, will be made exclusively by the Company).

7.2. Notice of SEC Stop Orders. The Company will advise Sales Agent, promptly after it receives notice or obtains knowledge thereof, of the issuance or threatened issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement, of the suspension of the qualification of the Placement Shares for offering or sale in any jurisdiction, or of the initiation or threatening of any proceeding for any such purpose; and it will promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such a stop order should be issued. The Company will advise Sales Agent promptly after it receives any request by the SEC for any amendments to the Registration Statement or any amendment or supplements to the Prospectus or any Issuer Free Writing Prospectus or for additional information related to the offering of the Placement Shares or for additional information related to the Registration Statement, the Prospectus or any Issuer Free Writing Prospectus.

7.3. Delivery of Prospectus; Subsequent Changes. During any period in which a Prospectus relating to the Placement Shares is required to be delivered by Sales Agent under the Securities Act respecting the offer and sale of the Placement Shares (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act) (the “Prospectus Delivery Period”), the Company will comply with all requirements imposed upon it by the Securities Act, as from time to time in force, and to file on or before their respective due dates all reports (taking into account any extensions available under the Exchange Act) and any definitive proxy or information statements required to be filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14, 15(d) or any other provision of or under the Exchange Act. If the Company has omitted any information from the Registration Statement pursuant to Rule 430B under the Securities Act, it will use its commercially reasonable efforts to comply with the provisions of and make all requisite filings with the SEC pursuant to said Rule 430B and to notify Sales Agent promptly of all such filings. If during the Prospectus Delivery Period any event occurs as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances then existing, not misleading, or if during the Prospectus Delivery Period it is necessary to amend or supplement the Registration Statement or Prospectus to comply with the Securities Act, the Company will promptly notify Sales Agent to suspend the offering of Placement Shares during such period and the Company will promptly amend or supplement the Registration Statement or Prospectus (at the expense of the Company) so as to correct such statement or omission or effect such compliance.

7.4. Listing of Placement Shares. During the Prospectus Delivery Period, the Company will use its commercially reasonable best efforts to cause the Placement Shares to be listed on the Exchange.

7.5. Delivery of Registration Statement and Prospectus. The Company will furnish to Sales Agent and its counsel (at the expense of the Company) copies of the Registration Statement, the Prospectus (including all documents incorporated by reference therein) and all amendments and supplements to the Registration Statement or Prospectus that are filed with the SEC during the Prospectus Delivery Period (including all documents filed with the SEC during such period that are deemed to be incorporated by reference therein), in each case as soon as reasonably practicable and in such quantities as Sales Agent may from time to time reasonably request and, at Sales Agent’s request, will also furnish copies of the Prospectus to each exchange or market on which sales of the Placement Shares may be made; provided, however, that the Company will not be required to furnish any document (other than the Prospectus) to Sales Agent to the extent such document is available on EDGAR.

7.6. Earnings Statement. The Company will make generally available to its security holders as soon as practicable, but in any event not later than 15 months after the end of the Company’s current fiscal quarter, an earnings statement covering a 12-month period that satisfies the provisions of Section 11(a) and Rule 158 of the Securities Act. The Company’s compliance with the reporting requirements of the Exchange Act shall be deemed to satisfy this Section 7.6.

7.7. Use of Proceeds. The Company will use the Net Proceeds substantially as described in the Prospectus in the section entitled “Use of Proceeds.”

7.8. Notice of Other Sales. During a period that a Placement Notice is pending, without providing prior written notice delivered to Sales Agent at least two (2) Business Days prior to the pricing of any Other Sales (defined hereinafter), the Company will not, directly or indirectly, offer to sell, sell, contract to sell, grant any option to sell or otherwise dispose of any Common Stock (other than the Placement Shares offered pursuant to this Agreement) or securities convertible into or exchangeable for Common Stock, warrants or any rights to purchase or acquire, Common Stock in any public or private equity offerings (“Other Sales”); provided, however, that such restrictions will not be required in connection with the Company’s issuance or sale of: (i) Common Stock, options to purchase Common Stock or Common Stock issuable upon the exercise of options, pursuant to any employee or director stock option or benefits plan, stock ownership plan or dividend reinvestment plan (but not Common Stock subject to a waiver to exceed plan limits in its dividend reinvestment plan) of the Company whether now in effect or hereafter implemented; (ii) Common Stock issuable upon conversion of securities or the exercise of warrants, options or other rights in effect or outstanding, and disclosed in filings by the Company available on EDGAR or otherwise in writing to Sales Agent and (iii) Common Stock or securities convertible into or exercisable for Common Stock as consideration for mergers, acquisitions, other business combinations, licensing agreements or strategic alliances, or offered and sold in a privately negotiated transaction to vendors, customers, strategic partners or potential strategic partners who are qualified institutional buyers and not more than three Persons that are “accredited investors” within the meaning of such term under paragraph (a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) of Rule 501 under the Securities Act and otherwise conducted in a manner so as not to be integrated with the offering of Common Stock hereby.

7.9. Change of Circumstances. The Company will, at any time during the pendency of a Placement Notice, advise Sales Agent promptly after it will have received notice or obtained knowledge thereof, of any information or fact that would alter or affect in any material respect any opinion, certificate, letter or other document required to be provided to Sales Agent pursuant to this Agreement.

7.10. Due Diligence Cooperation. The Company will cooperate with any reasonable due diligence review conducted by Sales Agent or its representatives in connection with the transactions contemplated hereby, including providing information and making available documents and senior corporate officers, during regular business hours and at the Company’s principal offices or such other location mutually agreed to by the parties, as Sales Agent may reasonably request.

7.11. Required Filings Relating to Placement of Placement Shares. The Company agrees that on such dates as the Securities Act requires, the Company will: (i) file a prospectus supplement with the SEC under the applicable paragraph of Rule 424(b) under the Securities Act (each and every filing under Rule 424(b), a “Filing Date”), which prospectus supplement will set forth, within the relevant period, the amount of Placement Shares sold through Sales Agent, the Net Proceeds to the Company and the compensation payable by the Company to Sales Agent respecting such Placement Shares and (ii) deliver such number of copies of each such prospectus supplement to each exchange or market on which such sales were effected as may be required by the rules or regulations of such exchange or market.

7.12. Representation Dates; Certificate. On the date of this Agreement and each time the Company:

7.12.1. files the Prospectus relating to the Placement Shares or amends or supplements (other than a prospectus supplement relating solely to an offering of securities other than the Placement Shares) the Registration Statement or the Prospectus relating to the Placement Shares by means of a post-effective amendment, sticker or supplement but not by means of incorporation of documents by reference into the Registration Statement or the Prospectus relating to the Placement Shares;

7.12.2. files an annual report on Form 20-F under the Exchange Act (including any Form 20-F/A that contains restated financial statements);

7.12.3. files an interim financial report on Form 6-K under the Exchange Act; or

7.12.4. files a report of foreign private issuer on Form 6-K containing amended audited financial information (other than information “furnished” or to provide disclosure relating to the reclassification of certain properties as discontinued operations in accordance with Statement of Financial Accounting Standards No. 144) under the Exchange Act (each date of filing of one or more of the documents referred to in Sections 7.12.1 through 7.12.4 will be a “Representation Date”); the Company will furnish Sales Agent (but in the case of Section 7.12.4 above only if Sales Agent reasonably determines that the information contained in such Form 6-K is material) with a certificate, in the form attached hereto as Exhibit 7.12.4. The requirement to provide a certificate under this Section 7.12 will be waived for any Representation Date occurring at a time at which no Placement Notice is pending, which waiver will continue until the earlier to occur of the date the Company delivers a Placement Notice hereunder (which for such calendar quarter will be considered a Representation Date) and the next occurring Representation Date; provided, however, that such waiver will not apply for any Representation Date on which the Company files its annual report on Form 20-F. Notwithstanding the foregoing, if the Company subsequently decides to sell Placement Shares following a Representation Date for which the Company relied on such waiver and did not provide Sales Agent with a certificate under this Section 7.12, then before the Company delivers the Placement Notice or Sales Agent sells any Placement Shares, the Company will provide Sales Agent with a certificate, in the form attached hereto as Exhibit 7.12.4, dated as of the date of the Placement Notice.

7.13. Legal Opinion. On the date of this Agreement and within five (5) Trading Days after each Representation Date for which the Company is obligated to deliver a certificate in the form attached hereto as Exhibit 7.12.4 for which no waiver is applicable, the Company will cause to be furnished to Sales Agent written opinions of Goodwin Proctor LLP and Reeder & Simpson, P.C. (as to Marshall Islands law matters) (“Company Counsel”), or other counsel reasonably satisfactory to Sales Agent, in form and substance reasonably satisfactory to Sales Agent and its counsel; provided, however, the Company will be required to furnish to Sales Agent no more than one opinion hereunder per calendar quarter; provided, further, that in lieu of such opinions for subsequent periodic filings under the Exchange Act, Company Counsel may furnish Sales Agent with a letter (a “Reliance Letter”) to the effect that Sales Agent may rely on a prior opinion delivered under this Section 7.13 to the same extent as if it were dated the date of such letter (except that statements in such prior opinion will be deemed to relate to the Registration Statement and the Prospectus as amended or supplemented as of the date of the Reliance Letter).

7.14. Comfort Letter. On the date of this Agreement and within five (5) Trading Days after each Representation Date (other than pursuant to Section 7.12.3) for which the Company is obligated to deliver a certificate in the form attached hereto as Exhibit 7.12.4 for which no waiver is applicable, the Company will cause its Accountant to furnish Sales Agent a cold comfort letter (the “Comfort Letter”), dated as of the date the Comfort Letter is delivered, which will meet the requirements set forth in this Section 7.14. The Comfort Letter from the Accountant will be in a form and substance reasonably satisfactory to Sales Agent: (i) confirming that they are an independent public accounting firm within the meaning of the Securities Act and the PCAOB; (ii) stating, as of such date, the conclusions and findings of such firm respecting the financial information and other matters ordinarily covered by accountants’ “comfort letters” to underwriters in connection with registered public offerings (the first such letter, the “Initial Comfort Letter”) and (iii) updating the Initial Comfort Letter with any information that would have been included in the Initial Comfort Letter had it been given on such date and modified as necessary to relate to the Registration Statement and the Prospectus, as amended and supplemented to the date of such letter.

7.15. Secretary’s Certificate. On the date of this Agreement, Sales Agent shall have received a certificate, signed on behalf of the Company by its corporate Secretary, certifying as to (i) the Certificate of Incorporation of the Company, (ii) the Bylaws of the Company, (iii) the resolutions of the Board of Directors of the Company (or a committee thereof) authorizing the execution, delivery and performance of this Agreement and the issuance of the Placement Shares and (iv) the incumbency of the officers duly authorized to execute this Agreement and the other documents contemplated by this Agreement.

7.16. Chief Financial Officer’s Certificate. On the date of this Agreement and each Representation Date pursuant to Section 7.12.3, for which the Company is obligated to deliver a certificate in the form attached hereto as Exhibit 7.12.4 for which no waiver is applicable, the Company will cause its Chief Financial Officer to furnish Sales Agent a certificate, signed on behalf of the Company by its Chief Financial Officer in the form attached hereto as Exhibit 7.16.

7.17. Market Activities. The Company will not, directly or indirectly: (i) take any action designed to cause or result in, or that constitutes or might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of Common Stock or (ii) sell, bid for or purchase Common Stock in violation of Regulation M, or pay anyone any compensation for soliciting purchases of the Placement Shares other than Sales Agent; provided, however, that the Company may bid for and purchase shares of Common Stock in accordance with Rule 10b-18 under the Exchange Act.

7.18. Investment Company Act. The Company will conduct its affairs in such a manner so as to reasonably ensure that neither it nor any of its Subsidiaries will be or become, at any time prior to the termination of this Agreement, required to be registered as an “investment company,” as such term is defined in the Investment Company Act.

7.19. No Offer to Sell. Other than an Issuer Free Writing Prospectus approved in advance by the Company and Sales Agent in its capacity as agent hereunder, neither Sales Agent nor the Company (including its agents and representatives, other than Sales Agent in its capacity as such) will make, use, prepare, authorize, approve or refer to any written communication (as defined in Rule 405 under the Securities Act), required to be filed with the SEC, that constitutes an offer to sell or solicitation of an offer to buy Placement Shares hereunder.

7.20. Sarbanes-Oxley Act. The Company and the Subsidiaries will use commercially reasonable efforts to maintain and keep accurate books and records reflecting their assets and maintain internal accounting controls in a manner designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and including those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit the preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles; (iii) provide reasonable assurance that receipts and expenditures of the Company are being made only in accordance with management’s and the Company’s directors’ authorization and (iv) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. The Company and the Subsidiaries will use commercially reasonable efforts to maintain such controls and other procedures, including those required by Sections 302 and 906 of the Sarbanes-Oxley Act, and the applicable regulations thereunder that are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the periods specified in the SEC’s rules and forms, including controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its principal executive officer and principal financial officer or individuals performing similar functions, as appropriate to allow timely decisions regarding required disclosure and to ensure that material information relating to the Company or the Subsidiaries is made known to them by others within those entities, particularly during the period in which such periodic reports are being prepared.

8.

Representations and Covenants of Sales Agent. Sales Agent represents and warrants that it is duly registered as a broker-dealer under FINRA, the Exchange Act, and the applicable statutes and regulations of each state in which the Placement Shares will be offered and sold, except such states in which Sales Agent is exempt from registration or such registration is not otherwise required. Sales Agent will continue, for the term of this Agreement, to be duly registered as a broker-dealer under FINRA, the Exchange Act, and the applicable statutes and regulations of each state in which the Placement Shares will be offered and sold, except such states in which Sales Agent is exempt from registration or such registration is not otherwise required, during the term of this Agreement. Sales Agent will comply with all applicable law and regulations in connection with the Placement Shares, including Regulation M.

9.

Payment of Expenses. In addition to the transaction fee payable to Sales Agent under Section 2 of this Agreement, the Company agrees to reimburse Sales Agent upon request for its costs and out-of-pocket expenses incurred in connection with its services under this Agreement, including the fees and out-of-pocket expenses of its legal counsel subject to the Fee Cap (defined below). The Company shall bear and be responsible for all expenses which are customarily borne by issuers for transactions of the type set forth herein. Notwithstanding anything to the contrary herein, legal fees and out-of-pocket expenses for the offering incurred by Sales Agent and paid by the Company shall not exceed (collectively, the “Fee Cap”): (a) $75,000 which is payable upon filing with the Commission of the Prospectus and (b) for so long as an offering is open (whether or not the Company elects to raise money under such offering) the Company will pay the actual, accountable legal fees incurred by Sales Agent in connection with updating due diligence in connection with the offering equal to (i) $2,500 following each filing of interim financial statements on Form 6-K and (ii) $7,500 following each filing of an annual report on Form 20-F.

10.

Conditions to Sales Agent’s Obligations. The obligations of Sales Agent hereunder respecting a Placement will be subject to the continuing accuracy and completeness of the representations and warranties made by the Company herein, to the due performance by the Company in all material respects of its obligations hereunder, to the completion by Sales Agent of a due diligence review satisfactory to it in its reasonable judgment, and to the continuing satisfaction (or waiver by Sales Agent in its sole discretion) of the following additional conditions:

10.1. Registration Statement Effective. The Company shall at all times maintain the effectiveness of the Registration Statement, which will be available for the sale of all Placement Shares contemplated to be issued by any Placement Notice.

10.2. No Material Notices. None of the following events will have occurred and be continuing: (i) receipt by the Company of any request for additional information from the SEC or any other federal or state governmental authority during the period of effectiveness of the Registration Statement the response to which would require any post-effective amendments or supplements to the Registration Statement or the Prospectus; (ii) the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (iii) receipt by the Company of any notification respecting the suspension of the qualification or exemption from qualification of any of the Placement Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose or (iv) the occurrence of any event that requires the making of any changes in the Registration Statement, the Prospectus or documents so that, in the case of the Registration Statement, it will not contain any materially untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and, that in the case of the Prospectus, it will not contain any materially untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

10.3. No Misstatement or Material Omission. Sales Agent will not have been advised by the Company that the Registration Statement or Prospectus or any amendment or supplement thereto, contains an untrue statement of fact that in Sales Agent’s reasonable opinion is material or omits to state a fact that in Sales Agent’s opinion is material and is required to be stated therein or is necessary to make the statements therein not misleading.

10.4. Material Changes. Except as contemplated in the Prospectus or disclosed in the Company’s reports filed with the SEC, there will not have been any material adverse change, on a consolidated basis, in the authorized capital stock of the Company or any Material Adverse Effect or any development that would reasonably be expected to cause a Material Adverse Effect.

10.5. Legal Opinion. Sales Agent will have received the opinions of Company Counsel required to be delivered pursuant Section 7.13 on or before the date on which such delivery of such opinions is required pursuant to Section 7.13.

10.6. Comfort Letter. Sales Agent will have received the Comfort Letter required to be delivered pursuant Section 7.14 on or before the date on which such delivery of such letter is required pursuant to Section 7.14.

10.7. Representation Certificate. Sales Agent will have received the certificate required to be delivered pursuant to Section 7.12 on or before the date on which delivery of such certificate is required pursuant to Section 7.12.

10.8. Secretary’s Certificate. Sales Agent will have received the Secretary’s certificate required to be delivered pursuant to Section 7.15 on or before the date on which delivery of such certificate is required pursuant to Section 7.15.

10.9. No Suspension. Trading in the Common Stock will not have been suspended on the Exchange and the Common Stock will not have been delisted from the Exchange.

10.10. Other Materials. On each date on which the Company is required to deliver a certificate pursuant to Section 7.12, the Company will have furnished to Sales Agent such appropriate further information, certificates and documents as Sales Agent may reasonably request and that are usually and customarily furnished by an issuer of securities in connection with a securities offering. All such opinions, certificates, letters and other documents will be in compliance with the provisions hereof. The Company will furnish Sales Agent with such conformed copies of such opinions, certificates, letters and other documents as Sales Agent will reasonably request.

10.11. Securities Act Filings Made. All filings with the SEC required by Rule 424 with respect to the Placement Shares under the Securities Act to have been filed prior to the issuance of any Placement Notice hereunder will have been made within the applicable period prescribed for such filing by Rule 424.

10.12. Approval for Listing. The Placement Shares will either have been approved for listing on the Exchange, subject only to notice of issuance, or the Company will have filed an application for listing of the Placement Shares on the Exchange at, or prior to, the issuance of any Placement Notice.

10.13. No Termination Event. No event will have occurred that would permit Sales Agent to terminate this Agreement pursuant to Section 13.1.

10.14. FINRA. If applicable, FINRA shall have raised no objection to the terms of this offering and the amount of compensation allowable or payable to Sales Agent as described in the Prospectus.

11.	Indemnification and Contribution.

11.1. Company Indemnification. The Company agrees to indemnify and hold harmless Sales Agent, its partners, members, directors, officers, employees and agents and each Person, if any, who controls Sales Agent within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act as follows:

11.1.1. against any and all loss, liability, claim, damage and expense whatsoever, as incurred, joint or several, arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto), or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, or arising out of any untrue statement or alleged untrue statement of a material fact included in any related Issuer Free Writing Prospectus or the Prospectus (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

11.1.2. against any and all loss, liability, claim, damage and expense whatsoever, as incurred, joint or several, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that any such settlement is effected with the written consent of the Company, which consent will not unreasonably be delayed or withheld; and

11.1.3. against any and all expense whatsoever, as incurred (including the reasonable fees and disbursements of counsel), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under 11.1.1 or 11.11.2 above;

provided, however, that this indemnity agreement will not apply to any loss, liability, claim, damage or expense to the extent arising out of Sales Agent’s gross negligence or willful misconduct or any untrue statement or omission or alleged untrue statement or omission made solely in reliance upon and in conformity with written information furnished to the Company by Sales Agent expressly for use in the Registration Statement (or any amendment thereto), or in any related Issuer Free Writing Prospectus or the Prospectus (or any amendment or supplement thereto).

11.2. Sales Agent Indemnification. Sales Agent agrees to indemnify and hold harmless the Company and its directors and each officer of the Company who signed the Registration Statement and each Person, if any, that: (i) controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act or (ii) is controlled by or is under common control with the Company against any and all loss, liability, claim, damage and expense described in the indemnity contained in Section 11.1, as incurred, but only respecting untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendments thereto), the Prospectus (or any amendment or supplement thereto) or any Free Writing Prospectus in reliance upon and in conformity with information furnished to the Company in writing by Sales Agent expressly for use therein.

11.3. Procedure.

11.3.1. Any party that proposes to assert the right to be indemnified under this Section 11 will, promptly after receipt of notice of commencement of any action against such party in respect of which a claim is to be made against an indemnifying party or parties under this Section 11, notify each such indemnifying party of the commencement of such action, enclosing a copy of all papers served, but the omission so to notify such indemnifying party will not relieve the indemnifying party from: (i) any liability that it might have to any indemnified party otherwise than under this Section 11 and (ii) any liability that it may have to any indemnified party under the foregoing provision of this Section 11 unless, and only to the extent that, such omission results in the forfeiture or material impairment of substantive rights or defenses by the indemnifying party.

11.3.2. If any such action is brought against any indemnified party and it notifies the indemnifying party of its commencement, the indemnifying party will be entitled to participate in and, to the extent that it elects by delivering written notice to the indemnified party promptly after receiving notice of the commencement of the action from the indemnified party, jointly with any other indemnifying party similarly notified, to assume the defense of the action, with counsel reasonably satisfactory to the indemnified party, and after notice from the indemnifying party to the indemnified party of its election to assume the defense, the indemnifying party will not be liable to the indemnified party for any legal or other expenses except as provided below and except for the reasonable costs of investigation subsequently incurred by the indemnified party in connection with the defense.

11.3.3. The indemnified party will have the right to employ its own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such indemnified party unless: (1) the employment of counsel by the indemnified party has been authorized in writing by the indemnifying party; (2) the indemnified party has reasonably concluded (based on advice of counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party; (3) a conflict or potential conflict exists (based on advice of counsel to the indemnified party) between the indemnified party and the indemnifying party (in which case the indemnifying party will not have the right to direct the defense of such action on behalf of the indemnified party) or (4) the indemnifying party has not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of the indemnifying party or parties.

11.3.4. It is understood that the indemnifying party or parties will not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction at any one time for all such indemnified party or parties. All such fees, disbursements and other charges will be reimbursed by the indemnifying party promptly after the indemnifying party receives a written invoice relating to fees, disbursements and other charges in reasonable detail.

11.3.5. An indemnifying party will not, in any event, be liable for any settlement of any action or claim effected without its written consent. No indemnifying party will, without the prior written consent of each indemnified party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated by this Section 11 (whether or not any indemnified party is a party thereto), unless such settlement, compromise or consent: (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

11.4. Contribution. In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in the foregoing paragraphs of this Section 11 is applicable in accordance with its terms but for any reason is held to be unavailable from the Company or Sales Agent, the Company and Sales Agent will contribute to the total losses, claims, liabilities, expenses and damages (including any investigative, legal and other expenses reasonably incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted, but after deducting any contribution received by the Company from Persons other than Sales Agent, such as Persons that control the Company within the meaning of the Securities Act, officers of the Company who signed the Registration Statement and directors of the Company, who also may be liable for contribution) to which the Company and Sales Agent may be subject in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand and Sales Agent, on the other hand. The relative benefits received by the Company, on the one hand, and Sales Agent, on the other hand, will be deemed to be in the same proportion as the total net proceeds from the sale of the Placement Shares (before deducting expenses) received by the Company bear to the total compensation received by Sales Agent (before deducting expenses) from the sale of Placement Shares on behalf of the Company. If, but only if, the allocation provided by the foregoing sentence is not permitted by applicable law, the allocation of contribution will be made in such proportion as is appropriate to reflect not only the relative benefits referred to in the foregoing sentence but also the relative fault of the Company, on the one hand, and Sales Agent, on the other hand, respecting the statements or omission that resulted in such loss, claim, liability, expense or damage, or action in respect thereof, as well as any other relevant equitable considerations respecting such offering. Such relative fault will be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or Sales Agent, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and Sales Agent agree that it would not be just and equitable if contributions pursuant to this Section 11.4 were to be determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to herein. The amount paid or payable by an indemnified party as a result of the loss, claim, liability, expense or damage, or action in respect thereof, referred to above in this Section 11.4 will be deemed to include, for the purpose of this Section 11.4, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim to the extent consistent with Section 11.3 hereof. Notwithstanding the foregoing provisions of this Section 11.4, Sales Agent will not be required to contribute any amount in excess of the commissions received by it under this Agreement and no Person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 11.4, any Person who controls a party to this Agreement within the meaning of the Securities Act, and any officers, directors, partners, employees or agents of Sales Agent, will have the same rights to contribution as that party, and each officer and director of the Company who signed the Registration Statement will have the same rights to contribution as the Company, subject in each case to the provisions hereof. Any party entitled to contribution, promptly after receipt of notice of commencement of any action against such party in respect of which a claim for contribution may be made under this Section 11.4, will notify any such party or parties from whom contribution may be sought, but the omission to so notify will not relieve that party or parties from whom contribution may be sought from any other obligation it or they may have under this Section 11.4 except to the extent that the failure to so notify such other party materially prejudiced the substantive rights or defenses of the party from whom contribution is sought. Except for a settlement entered into pursuant to the last sentence of Section 11.3 hereof, no party will be liable for contribution respecting any action or claim settled without its written consent if such consent is required pursuant to Section 11.3 hereof.

12.

Representations and Agreements to Survive Delivery. The indemnity and contribution agreements contained in Section 11 of this Agreement and all representations and warranties of the Company herein or in certificates delivered pursuant hereto will survive, as of their respective dates, regardless of: (a) any investigation made by or on behalf of Sales Agent, any controlling Persons or the Company (or any of their respective officers, directors or controlling Persons); (b) delivery and acceptance of the Placement Shares and payment therefor or (c) any termination of this Agreement.

13.	Termination.

13.1. Termination by Sales Agent. Sales Agent may terminate this Agreement, by notice to the Company, as hereinafter specified at any time: (i) if there has been, since the time of execution of this Agreement or since the date as of which information is given in the Prospectus, any Material Adverse Effect, or any development has occurred that is reasonably likely to have a Material Adverse Effect or in the sole judgment of Sales Agent makes it impractical or inadvisable to market the Placement Shares or to enforce contracts for the sale of the Placement Shares; (ii) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of Sales Agent, impracticable or inadvisable to market the Placement Shares or to enforce contracts for the sale of the Placement Shares; (iii) if trading in the Common Stock has been suspended or limited by the SEC or the Exchange, or if trading generally on the Exchange has been suspended or limited, or minimum prices for trading have been fixed on the Exchange; (iv) if any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market will have occurred and be continuing; (v) if a major disruption of securities settlements or clearance services in the United States will have occurred and be continuing; (vi) if a banking moratorium has been declared by either U.S. Federal or New York authorities or (vii) upon five (5) Business Days’ prior written notice in its sole discretion. Any such termination will be without liability of any party to any other party except that the provisions of Section 9 (Expenses), Section 11 (Indemnification), Section 12 (Survival of Representations), Section 18 (Applicable Law; Waiver of Jury Trial) and Section 19 (Consent to Jurisdiction) hereof will remain in full force and effect notwithstanding such termination. If Sales Agent elects to terminate this Agreement as provided in this Section 13.1, Sales Agent will provide the required notice as specified in Section 14 (Notices).

13.2. Termination by Company.

13.2.1. The Company will have the right, by giving five (5) Business Days’ prior written notice as hereinafter specified to terminate this Agreement in its sole discretion at any time after the date of this Agreement.

13.2.2. If Sales Agent declines any commercially reasonable placement notice pursuant to Section 2 of this Agreement, then the Company will have the right to terminate this Agreement by giving written notice of termination to Sales Agent. Any such termination will be effective immediately upon a delivery of a termination notice by the Company to Sales Agent.

Any termination pursuant to Section 13.2 will be without liability of any party to any other party except that the provisions of Section 9, Section 11, Section 12, Section 18 and Section 19 hereof will remain in full force and effect notwithstanding such termination.

13.3. Expiration. Unless earlier terminated pursuant to this Section 13, this Agreement will automatically terminate upon the issuance and sale of all of the Placement Shares through Sales Agent on the terms and subject to the conditions set forth herein, except that the provisions of Section 9, Section 11, Section 12, Section 18 and Section 19 hereof will remain in full force and effect notwithstanding such termination.

13.4. Effect upon Termination. This Agreement will remain in full force and effect unless terminated pursuant to Section 13.1, Section 13.2, Section 13.3 above or otherwise by mutual agreement of the parties. Upon termination of this Agreement, the Company will not have any liability to Sales Agent for any discount, commission or other compensation respecting any Placement Shares not otherwise sold by Sales Agent under this Agreement, except for any Placement Shares for which a Placement Notice has been delivered and accepted but which have not yet settled as of the termination date.

13.5. Effective Date of Termination. Any termination of this Agreement will be effective on the date specified in such notice of termination; provided, however, that such termination will not be effective until the close of business on the date of receipt of such notice by Sales Agent or the Company, as the case may be. If such termination will occur prior to the Settlement Date for any sale of Placement Shares, such Placement Shares will settle in accordance with the provisions of this Agreement.

14.	Notices.

14.1. All notices or other communications required or permitted to be given by any party to any other party pursuant to the terms of this Agreement will be in writing, unless otherwise specified, and if sent to Sales Agent, will be delivered to:

If to the Sales Agent:	Aegis Capital Corp. 1345 Avenue of the Americas, 27th Floor New York, NY 10105 Email: Attention: Robert Eide

with a copy to:	Kaufman & Canoles, P.C. Two James Center, 14th Floor, 1021 E. Cary St., Richmond, VA 23219 Email: Attention: Anthony Basch

If to the Company:	C3is Inc. 331 Kifissias Avenue, Kifissia 14561 Athens, Greece Email: Attention: Diamantis Andriotis

with copy to:	Goodwin Proctor LLP The New York Times Building 620 Eighth Avenue New York, NY 10018 Email: Attention: Finnbar Murphy

14.2. Each such notice or other communication will be deemed given: (i) when delivered personally on or before 4:30 p.m., New York City time, on a Business Day or, if such day is not a Business Day, on the next succeeding Business Day or (ii) on the next Business Day after timely delivery to a nationally recognized overnight courier.

14.3. An electronic communication (“Electronic Notice”) will be deemed written notice for purposes of this Section 14 if sent to the electronic mail address specified by the receiving party under separate cover. Electronic Notice will be deemed received at the time the party sending Electronic Notice receives confirmation of receipt by the receiving party. Any party receiving Electronic Notice may request and will be entitled to receive the notice on paper, in a nonelectronic form (“Nonelectronic Notice”), which will be sent to the requesting party within 10 days of receipt of the written request for Nonelectronic Notice.

14.4. Each party to this Agreement may change such address for notices by sending to the parties to this Agreement written notice of a new address for such purpose.

15.

Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the Company and Sales Agent and their respective successors and the affiliates, controlling persons, partners, members, officers, directors, employees and agents referred to in Section 11 hereof. References to any of the parties contained in this Agreement will be deemed to include the successors and permitted assigns of such party. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party.

16.

Adjustments for Shares Splits. The parties acknowledge and agree that all Shares-related numbers contained in this Agreement will be adjusted to take into account any Shares consolidation, Shares split, Shares dividend, corporate domestication or similar event effected respecting the Placement Shares.

17.

Entire Agreement; Amendment; Severability. This Agreement (including all exhibits attached hereto and Placement Notices issued pursuant hereto), by and between the Company and Sales Agent constitutes the entire agreement of the parties respecting the subject matter hereof and thereof and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the subject matter hereof and thereof. Neither this Agreement nor any term hereof may be amended except pursuant to a written instrument executed by the Company and Sales Agent. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable as written by a court of competent jurisdiction, then such provision will be given full force and effect to the fullest possible extent that it is valid, legal and enforceable, and the remainder of the terms and provisions herein will be construed as if such invalid, illegal or unenforceable term or provision was not contained herein, but only to the extent that giving effect to such provision and the remainder of the terms and provisions hereof will be in accordance with the intent of the parties as reflected in this Agreement.

18.

APPLICABLE LAW; WAIVER OF JURY TRIAL. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS. SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

19.

CONSENT TO JURISDICTION. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH ANY TRANSACTION CONTEMPLATED HEREBY, AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, THAT SUCH SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR THAT THE VENUE OF SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER. EACH PARTY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF (CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED) TO SUCH PARTY AT THE ADDRESS IN EFFECT FOR NOTICES TO IT UNDER THIS AGREEMENT AND AGREES THAT SUCH SERVICE WILL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN WILL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW.

20.

Use of Information. Sales Agent may not use any information gained in connection with this Agreement and the transactions contemplated by this Agreement, including due diligence, for any purpose except in connection with entering into this Agreement and providing services as distribution agent hereunder, or to advise any party respecting transactions not expressly approved by the Company. Sales Agent acknowledges that any information gained in connection with this Agreement and the transactions contemplated by this Agreement are subject to confidentiality and other restrictions pursuant to the Confidentiality Agreement and agrees to abide by the terms of the Confidentiality Agreement.

21.

Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of an executed Agreement by one party to the other may be made by facsimile transmission.

22.	Effect of Headings. The section and exhibit headings herein are for convenience only and will not affect the construction hereof.

23.

Permitted Free Writing Prospectuses. The Company represents, warrants and agrees that, unless it obtains the prior consent of Sales Agent, and Sales Agent represents, warrants and agrees that, unless it obtains the prior consent of the Company, it has not made and will not make any offer relating to the Placement Shares that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the SEC. Any such free writing prospectus consented to by Sales Agent or by the Company, as the case may be, is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company represents and warrants that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rule 433 applicable to any Permitted Free Writing Prospectus, including timely filing with the SEC where required, legending and recordkeeping. For the purposes of clarity, the parties hereto agree that all free writing prospectuses, if any, listed in Exhibit 23 hereto are Permitted Free Writing Prospectuses.

24.	Absence of Fiduciary Relationship. The Company acknowledges and agrees that:

24.1. Sales Agent is acting solely as agent in connection with the public offering of the Placement Shares and in connection with each transaction contemplated by this Agreement and the process leading to such transactions, and no fiduciary or advisory relationship between the Company or any of its respective affiliates, stockholders (or other equity holders), creditors or employees or any other party, on the one hand, and Sales Agent, on the other hand, has been or will be created in respect of any of the transactions contemplated by this Agreement, irrespective of whether or not Sales Agent has advised or is advising the Company on other matters, and Sales Agent has no obligation to the Company respecting the transactions contemplated by this Agreement except the obligations expressly set forth in this Agreement;

24.2. it is capable of understanding, and does understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement;

24.3. Sales Agent has not provided any legal, accounting, regulatory or tax advice respecting the transactions contemplated by this Agreement, and Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate;

24.4. it is aware that Sales Agent and its affiliates are engaged in a broad range of transactions that may involve interests that differ from those of the Company and Sales Agent has no obligation to disclose such interests and transactions to the Company by virtue of any fiduciary, advisory or agency relationship or otherwise; provided that Sales Agent hereby agrees not to engage in any such transaction that would cause its interests to be in direct conflict with the best interests of the Company; and

24.5. it waives, to the fullest extent permitted by law, any claims it may have against Sales Agent for breach of fiduciary duty or alleged breach of fiduciary duty in connection with the sale of Placement Shares under this Agreement and agrees that Sales Agent will not have any liability (whether direct or indirect, in contract, tort or otherwise) to it in respect of such a fiduciary duty claim or to any Person asserting a fiduciary duty claim on its behalf or in right of it or the Company, employees or creditors of Company, other than in respect of Sales Agent’s obligations under this Agreement and to keep information provided by the Company to Sales Agent and Sales Agent’s counsel confidential to the extent not otherwise publicly available.

25.	Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:

25.1. “Applicable Time” means: (i) each Representation Date and (ii) the time of each sale of any Placement Shares pursuant to this Agreement.

25.2. “Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433, relating to the Placement Shares.

25.3. “Rule 164,” “Rule 172,” “Rule 405,” “Rule 415,” “Rule 424,” “Rule 424(b),” “Rule 430A,” “Rule 430B,” and “Rule 433” refer to such rules under the Securities Act Regulations.

25.4. All references in this Agreement to financial statements and schedules and other information that is “contained,” “included,” or “stated” in the Registration Statement or the Prospectus (and all other references of like import) will be deemed to mean and include all such financial statements and schedules and other information that is incorporated by reference in the Registration Statement or the Prospectus, as the case may be.

25.5. All references in this Agreement to the Registration Statement, the Prospectus or any amendment or supplement to any of the foregoing will be deemed to include the copy filed with the SEC pursuant to EDGAR; all references in this Agreement to any Issuer Free Writing Prospectus (other than any Issuer Free Writing Prospectuses that, pursuant to Rule 433, are not required to be filed with the SEC) will be deemed to include the copy thereof filed with the SEC pursuant to EDGAR; and all references in this Agreement to “supplements” to the Prospectus will include any supplements, “wrappers,” or similar materials prepared in connection with any offering, sale or private placement of any Placement Shares by Sales Agent outside of the United States.

[CISS ATM Sales Agreement Signature Page Follows]

[CISS ATM Sales Agreement Signature Page]

If the foregoing correctly sets forth the understanding between the Company and Sales Agent, please so indicate in the space provided below for that purpose, whereupon this letter will constitute a binding agreement between the Company and Sales Agent.

Very truly yours,

C3IS INC.

By:	/s/ Diamantis Andriotis
Name:	Diamantis Andriotis
Title:	Chief Executive Officer

ACCEPTED as of the date first-above written:

AEGIS CAPITAL CORP.

By:	/s/ Robert Eide
Name:	Robert Eide
Title:	Chief Executive Officer

Exhibit 2-1

FORM OF PLACEMENT NOTICE

From:	C3is Inc.

To:	Aegis Capital Corp.
Attention: Robert Eide

Subject: At-The-Market Issuance—Placement Notice

Gentlemen:

Pursuant to the terms and subject to the conditions contained in the At-The-Market Issuance Sales Agreement between C3is Inc., corporation (the “Company”) and Aegis Capital Corp. (“Sales Agent”), dated February 25, 2026, the Company hereby requests that Sales Agent sell up to [•] shares of Common Stock, at a minimum market price of $[•] per Shares, during the period beginning [month, day, time] and ending [month, day, time].

Exhibit 2-2

Notice Parties

C3is Inc.: Diamantis Andriotis, Chief Executive Officer or Nina Pyndiah, Chief Financial Officer, Harry Vafias, Non-Executive Chairman, or Anthony Argyropoulos

Aegis Capital Corp.: Robert Eide

Exhibit 2-3

Compensation

The Company will pay to Sales Agent in cash, upon each sale of Placement Shares pursuant to this Agreement, an amount equal to two percent (2.0%) of the gross proceeds from each sale of Placement Shares.

Exhibit 6.7

Subsidiaries

Dry Bulk International Trading and Shipping Inc.

Crude Oil Services International Inc.

Raw Commodities and Exports Inc.

Spitfire Dragon Transport Inc.

Magnificent Hydrocarbons Inc.

Furious Petroleum Transporters Inc.

Exhibit 7.12.4

Form of Representation Date Certificate

The undersigned, each a duly qualified and elected officer of C3is Inc., a Republic of the Marshall Islands corporation (the “Company”), does hereby certify in his or her respective capacity and on behalf of the Company, pursuant to Section 7.12 of the At-The-Market Issuance Sales Agreement, dated February 25, 2026 (the “Agreement”), by and between the Company and Aegis Capital Corp., that to the best of the knowledge of each of the undersigned:

1. As of the date of this Certificate, (i) the Registration Statement does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) neither the Registration Statement nor the Prospectus contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (iii) no event has occurred as a result of which it is necessary to amend or supplement the Prospectus in order to make the statements therein not untrue or misleading.

2. Each of the representations and warranties of the Company contained in the Agreement (A) to the extent such representations and warranties are subject to qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, are true and correct on and as of the date hereof with the same force and effect as if expressly made on and as of the date hereof, except for those representations and warranties that speak solely as of a specific date and which were true and correct as of such date, and (B) to the extent such representations and warranties are not subject to any qualifications or exceptions, are true and correct in all material respects as of the date hereof as if made on and as of the date hereof with the same force and effect as if expressly made on and as of the date hereof except for those representations and warranties that speak solely as of a specific date and which were so true and correct as of such date; and

3. Each of the covenants required to be performed by the Company in the Agreement on or prior to the date of the Agreement, this Representation Date, and each such other date as set forth in the Agreement, has been duly, timely and fully performed in all material respects and each condition required to be complied with by the Company on or prior to the date of the Agreement, this Representation Date and each such other date as set forth in the Agreement has been duly, timely and fully complied with in all material respects.

4. Subsequent to the date of the most recent financial statements incorporated by reference into the Prospectus, there has been no Material Adverse Effect.

5. No stop order suspending the effectiveness of the Registration Statement or of any part thereof has been issued, and no proceedings for that purpose have been instituted or are pending or threatened by any securities or other governmental authority (including, without limitation, the SEC).

Goodwin Proctor LLP is entitled to rely on this certificate in connection with the opinions such firm may render pursuant to the Agreement. Capitalized terms used herein without definition shall have the meanings given to such terms in the Agreement.

C3is Inc.

By:
Name:	Diamantis Andriotis
Title:	Chief Executive Officer

By:
Name:	Nina Pyndiah
Title:	Chief Financial Officer

Date: [•]

Exhibit 7.16

Certificate of Chief Financial Officer

Exhibit 23

Permitted Free Writing Prospectuses

None.

EXHIBIT 5.1

REEDER & SIMPSON, P.C.

ATTORNEYS AT LAW

P.O. Box 601	RMI Tel.: +692-455-0560
RRE Commercial Center	Honolulu Tel.: +808-352-0749
Majuro, MH 96960 - Marshall Islands	Email: dreeder.rmi@gmail.com

February 25, 2026

C3is Inc.

331 Kifissias Avenue

Kifissias 14561

Athens, Greece

Re: C3is Inc. - Exhibit 5.1 Opinion

Ladies and Gentlemen:

We have acted as special Marshall Islands counsel to C3is Inc., a Republic of the Marshall Islands (the “RMI”), corporation (the “Company”), in connection with (i) the Company’s at-the-market offering (the “Offering”), of shares of its common stock, par value US$0.01 per share, having an aggregate offering price of up to US$98,000,000.00 (the “Shares”), (ii) the At-The-Market Issuance Sales Agreement, dated February 25, 2026 (the “Sales Agreement”), between the Company and Aegis Capital Corp. (the “Sales Agent”), including any amendments or supplements thereto, pursuant to which the Company may offer the Shares through the Agent, from time to time; (iii) the Company’s registration statement on Form F-3 (File No. 333- 285135) (the “Registration Statement”), filed pursuant to the U.S. Securities Act of 1933, as amended (the “Act”), (iv) a prospectus included therein (the “Base Prospectus”), and (v) a prospectus supplement thereto dated February 25, 2026 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”). As such counsel we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following documents:

(a)	the Registration Statement and the Prospectus;

(b)	the Sales Agreement;

(c)	the Articles of Incorporation of the Company (as amended to date, the “Articles”); and

(d)

such other papers, documents, agreements, certificates of public officials and certificates of representatives of the Company we have deemed relevant and necessary as the basis for the opinions hereinafter expressed.

In such examination, we have assumed (a) the legal competence or capacity of persons or entities (other than the Company) to complete the execution of documents, (b) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (c) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (d)

that the documents reviewed by us in connection with the rendering of the opinions set forth herein are true, correct and complete, and (e) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us. As to matters of fact material to this opinion that have not been independently established, we have relied upon the representations and certificates of officers or representatives of the Company and of public officials, in each case as we have deemed relevant and appropriate. We have not independently verified the facts so relied on.

In connection with our opinion expressed below, we have assumed that, at or prior to the time of the delivery of any of the Shares, there will not have occurred any change in the law or the facts affecting the validity of the Shares.

With respect to the Shares, we have assumed that, as of each and every time any of the Shares are issued in accordance with the Sales Agreement, the Company will have a sufficient number of authorized and unissued Shares available for issuance under the Articles, as then in effect.

This opinion letter is limited to RMI law as of the date hereof.

Based on the foregoing and have regard to the legal considerations which we deem relevant we are of the opinion that:

(1)	The Shares have been duly authorized by the Company.

(2)	The Shares, when issued, sold and paid for in accordance with the terms of the Registration Statement, the Prospectus and the Sales Agreement will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement, the discussion of this opinion in the Registration Statement, and the references to our firm in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Act.

Very truly yours,

/s/ Dennis J. Reeder

Dennis J. Reeder
Reeder & Simpson, P.C.